                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 30, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 15, 1998)

                                7,000,000 SHARES

                          HOSPITALITY PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                               ------------------

    We are offering for sale 7,000,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange under the symbol "HPT." The last reported sale price for the common shares on April 29, 1999 was $29 1/4 per share.

                            ------------------------

                                                            PER SHARE     TOTAL
                                                           -----------  ---------
Public Offering Price....................................       $           $
Underwriting Discount....................................       $           $
Proceeds, before expenses, to Hospitality Properties
  Trust..................................................       $           $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares in order to satisfy over-allotments, if any.

    The common shares will be ready for delivery in New York, New York on or
about May   , 1999.

                            ------------------------

MERRILL LYNCH & CO.

      DONALDSON, LUFKIN & JENRETTE

            A.G. EDWARDS & SONS, INC.

                   FIRST UNION CAPITAL MARKETS CORP.

                         LEGG MASON WOOD WALKER
                              INCORPORATED

                                PRUDENTIAL SECURITIES

                                      SALOMON SMITH BARNEY

                            ------------------------

            The date of this prospectus supplement is May   , 1999.

                              [INSIDE FRONT COVER]

                          HOSPITALITY PROPERTIES TRUST

             [Picture of Hotel]                             [Picture of Hotel]
  St. Louis Marriott-Registered Trademark-         Wyndham Garden-Registered Trademark-
             St. Louis, Missouri                           San Diego, California

                               [Picture of Hotel]
                         Wyndham-Registered Trademark-
                              Salt Lake City, Utah

             [Picture of Hotel]                             [Picture of Hotel]
 Courtyard by Marriott-Registered Trademark-     Nashville Marriott-Registered Trademark-
             Scottsdale, Arizona                           Nashville, Tennessee

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                PROSPECTUS SUPPLEMENT
Summary....................................................................................................        S-4
Recent Developments........................................................................................        S-6
Financing Policies.........................................................................................        S-6
Business Policies..........................................................................................        S-6
Dividends..................................................................................................        S-8
Price Range of Shares......................................................................................        S-8
Capitalization.............................................................................................        S-9
Use of Proceeds............................................................................................        S-9
Historical and Adjusted Pro Forma Consolidated Financial Information.......................................       S-10
The Company................................................................................................       S-12
Management.................................................................................................       S-21
Federal Income Tax and ERISA Considerations................................................................       S-22
Underwriting...............................................................................................       S-24
Legal Matters..............................................................................................       S-25
Experts....................................................................................................       S-26
Incorporation of Certain Information by Reference..........................................................       S-26
Where You Can Find More Information........................................................................       S-27
Forward-Looking Statements.................................................................................       S-28
Index to Unaudited Adjusted Pro Forma Consolidated Financial Statements....................................        F-1

                                                      PROSPECTUS
Available Information......................................................................................         ii
Incorporation of Certain Documents by Reference............................................................         ii
The Company................................................................................................          1
Use of Proceeds............................................................................................          1
Ratio of Earnings to Fixed Charges.........................................................................          1
Description of Debt Securities.............................................................................          2
Description of Shares......................................................................................         11
Description of Preferred Shares............................................................................         11
Description of Depositary Shares...........................................................................         17
Description of Warrants....................................................................................         20
Limitation of Liability; Shareholder Liability.............................................................         20
Redemption; Trustees; Business Combinations and Control Share Acquisitions.................................         21
Plan of Distribution.......................................................................................         25
Legal Matters..............................................................................................         26
Experts....................................................................................................         26

    IN THIS PROSPECTUS SUPPLEMENT, THE TERM "HPT" INCLUDES HOSPITALITY PROPERTIES TRUST AND ITS CONSOLIDATED SUBSIDIARIES. UNLESS OTHERWISE NOTED, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE TRANSACTIONS DESCRIBED BELOW IN "RECENT DEVELOPMENTS" HAVE BEEN COMPLETED, INCLUDING THE PURCHASE OF THE SIX HOTELS WHICH WE HAVE NOT YET ACQUIRED. THIS OFFERING IS NOT CONTINGENT ON THE COMPLETION OF THESE TRANSACTIONS, AND WE CANNOT ASSURE YOU THAT THEY WILL BE COMPLETED.

    IN PRESENTING "ADJUSTED" INFORMATION IN THIS PROSPECTUS SUPPLEMENT, WE HAVE ASSUMED THAT THE OFFERING HAS BEEN COMPLETED AND THAT WE HAVE APPLIED THE NET PROCEEDS AS WE CURRENTLY INTEND. IN PRESENTING "ADJUSTED PRO FORMA" INFORMATION, WE HAVE MADE THE SAME ASSUMPTIONS AND HAVE ASSUMED THAT WE HAVE COMPLETED ALL THE TRANSACTIONS DESCRIBED IN THE UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT. UNLESS WE OTHERWISE STATE IN THIS PROSPECTUS SUPPLEMENT, WE HAVE ASSUMED THROUGHOUT THIS PROSPECTUS SUPPLEMENT THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                    SUMMARY

    This summary may not contain all of the information that is important to you. You should carefully read this entire Prospectus Supplement and the accompanying Prospectus. You should also read the documents we have referred you to in "Incorporation of Certain Information by Reference."

THE COMPANY

    Hospitality Properties Trust ("HPT") is a real estate investment trust ("REIT") that buys, owns and leases hotels. We currently own or have agreed to buy a total of 204 hotels with 27,683 rooms costing $2.1 billion. Our business strategy is to invest in high quality hotels leased to experienced hotel operators for rents which exceed our cost of capital. The average age of our hotels is five years. We believe that our hotels are among the newest, best designed and best located hotels in their market segments. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 964-8389.

                HPT Investments by Hotel Brand
            [Tabular Representation of Pie Chart]

 Courtyard by Marriott - Registered Trademark -
 66 hotels
 9,354 rooms
 $654 million...........................................  31%

 Residence Inn by Marriott - Registered Trademark -
 34 hotels
 4,315 suites
 $371 million...........................................  17%

 Candlewood Suites - Registered Trademark -
 34 hotels
 3,892 suites
 $261 million...........................................  12%

 Summerfield Suites - Registered Trademark -
 15 hotels
 1,822 suites
 $240 million...........................................  11%

 Wyndham - Registered Trademark -
 12 hotels
 2,321 rooms
 $183 million...........................................   9%

 Homestead Village - Registered Trademark -
 18 hotels
 2,399 rooms
 $145 million...........................................   7%

 Sumner Suites - Registered Trademark -
 14 hotels
 1,641 suites
 $140 million...........................................   7%

 TownePlace Suites by Marriott - Registered Trademark -
 9 hotels
 939 suites
 $69 million............................................   3%

 Marriott - Registered Trademark - full-service
 2 hotels
 1,000 rooms
 $64 million............................................   3%

DIVIDENDS

    We have raised our quarterly dividends ten times since our initial public offering in August 1995. The following chart shows our per share growth in dividends, funds from operations, or FFO, and cash available for distribution, or CAD. The adjusted pro forma data assumes this offering and all pending acquisitions are completed. FFO is net income plus depreciation, amortization and non-recurring items plus refurbishment reserve deposits not in net income. CAD is FFO less refurbishment deposit reserves and non-cash charges. Although some investors may focus on FFO as a measure of financial performance for a REIT, we believe CAD is the best measure of financial performance for a hotel REIT because CAD takes account of recurring capital expenditure needs.

                      HPT DIVIDENDS, CAD AND FFO PER SHARE

[TABULAR REPRESENTATION OF BAR CHART]

                           DIVIDEND      CAD        FFO
1996                           $2.34      $2.62      $3.20
1997                           $2.45      $2.88      $3.48
1998                           $2.62      $3.08      $3.61
adjusted pro forma (1)         $2.72      $3.12      $3.68

------------------------------
(1) Represents first quarter 1999 dividend, CAD and FFO, each annualized.

THE OFFERING

Common shares being offered by us........................... 7,000,000 Shares

Common shares to be outstanding after the offering.......... 52,628,443 Shares

Use of proceeds............................................. To repay debt, to buy hotels and for general business purposes.

NYSE Symbol................................................. HPT

                              RECENT DEVELOPMENTS

    - 17 MARRIOTT-REGISTERED TRADEMARK- HOTELS (2,665 ROOMS) FOR $202 MILLION. In December 1998 we agreed to buy two full service
      Marriott-Registered Trademark- hotels, three Courtyard by Marriott-Registered Trademark-, three Residence Inn by
      Marriott-Registered Trademark- and nine TownePlace Suites by Marriott-Registered Trademark- hotels. Through April 29, 1999, we bought 11 of these properties. When all 17 of these hotels are acquired they will be leased on a combined basis to a subsidiary of Marriott International, Inc. (NYSE: MAR) ("Marriott"). This lease has an initial term ending in 2013 and will require minimum rent of $21.3 million per year, plus percentage rent based upon increases in total revenues at these hotels.

    - 18 HOMESTEAD VILLAGE-REGISTERED TRADEMARK- HOTELS (2,399 ROOMS) FOR $145 MILLION. On February 24, 1999 we acquired and leased these hotels on a combined basis to a subsidiary of Homestead Village Incorporated (NYSE:
      HSD) ("Homestead"). This lease has an initial term ending in 2015 and requires minimum rent of $16.0 million per year, plus percentage rent based upon increases in total revenues at these hotels.

    - $75 MILLION OF PREFERRED SHARES. On April 12, 1999 we sold 3,000,000 Series A Preferred Shares for $25 each. These preferred shares require annual dividends of $2.375 per share (i.e., 9.5% of the issue price), and although they have no maturity, we may redeem them at $25 per share after April 11, 2004. We used the net proceeds of the preferred share offering to reduce borrowings under our $300 million unsecured, revolving credit facility.

                               FINANCING POLICIES

    Since our initial public offering in 1995, we have been conservatively capitalized. In February 1998, HPT became the first and is today the only hotel REIT to have its senior unsecured debt rated investment grade by Moody's Investors Service (Baa3) and Standard and Poor's (BBB-). All of our debt is unsecured. We believe that our conservative financing policy and investment grade ratings have enabled us to access the capital markets on favorable terms and will continue to facilitate our growth. At April 29, 1999, our total debt of $514 million constituted 29% of our total book value capitalization.

                               BUSINESS POLICIES

    Our ability to pay dividends to shareholders depends upon our receipt of rents. We believe that our lease structure is among the most secure of all public hotel REITs. Our leases are designed to increase our rents during cyclical upturns and secure our minimum rents during cyclical downturns. Important features of our leases include the following:

    - MINIMUM RENT. All of our leases require minimum annual rent equal to at least 10% of our investment in our hotels. Our most recent lease requires minimum annual rent equal to 11% of our investment.

    - PERCENTAGE RENT. All of our leases require percentage rent equal to between 5% and 10% of increases in gross hotel revenues over threshold amounts.

    - LONG TERM LEASES. All of the leases for our hotels expire after 2007. The average lease term remaining is 14 years.

    - POOLED LEASES. Each of our hotels is part of a combination of hotels. The lease obligations for hotels in each combination are subject to cross default with obligations for all hotels in the same combination. The smallest combination includes nine hotels with 1,336 rooms in which we have invested $129 million; the largest combination includes 53 hotels with 7,610 rooms in which we have invested $505 million.

    - STRONG LOCATIONS. Many of our hotels are located in the vicinity of major demand generators such as large suburban office parks, airports and medical or educational facilities.

    - GEOGRAPHIC DIVERSIFICATION. Each combination of our hotels leased to a single tenant is geographically diversified.

    - ALL OR NONE RENEWALS. All tenant renewal options for each combination of our hotels may only be exercised on an all or none basis and not for separate hotels.

    - SECURITY DEPOSITS. All of our leases require security deposits, generally equal to one year's minimum rent.

    - FF&E RESERVES. All of our leases require the tenants to deposit 5% of gross hotel revenues into reserves to fund periodic renovations (the "FF&E Reserve"). For the twelve months ended March 31, 1999, the FF&E Reserve averaged $1,601 per room per year for pooled leases of hotels which were all open for at least one year prior to that period.

    - SUBORDINATED MANAGEMENT FEES. Our rent must be paid before the hotel management fee can be paid.

    - GUARANTEES FOR NEW HOTELS. When we purchase and lease recently built hotels, we require that payment of rent be guaranteed by the public company parent of our tenant until the operations of the hotels achieve negotiated rent coverage levels. Except for guarantors whose obligations are investment grade rated, or whose net worth is substantially in excess of the guaranteed annual minimum rent, these guarantees are secured by deposits.

    - RENT COVERAGE. When we purchase hotels which have historical operations, we set the purchase prices and rents at levels to provide historical as well as projected rent coverage. During the twelve months ended March 31, 1999, for 112 of our hotels which had been open for that entire period, constituting five lease pools, cash flow available for rent, after paying all non-subordinated expenses and after required FF&E Reserves, was 1.6 times the total rent due to us. For all 197 of the hotels we owned, including 70 hotels which had been open for less than one full year as of the beginning of the last twelve months ended March 31, 1999, cash flow available for rent, after paying all non-subordinated expenses and after required FF&E Reserves, was 1.4 times the total rent due to us. We believe that these are the highest rent coverage ratios among all public hotel REITs.

                                   DIVIDENDS

    We pay regular quarterly dividends on our common shares. The current quarterly dividend rate is $0.68 per share. The following chart shows the history of our dividend rate since we became a public company on August 22, 1995. Our dividend has been increased 10 times since our IPO, including once for each of the last eight consecutive quarters. The dividends shown are generally paid in the quarter following the quarter to which they relate.

                            HPT DIVIDENDS PER SHARE

                                    1995     1996     1997     1998     1999
                                    -----    -----    -----    -----    -----
First Quarter.................               $0.58    $0.59    $0.64    $0.68
Second Quarter................                0.58     0.61     0.65
Third Quarter.................      $0.24(1)  0.59     0.62     0.66
Fourth Quarter................       0.55     0.59     0.63     0.67
                                    -----    -----    -----    -----
    Total.....................      $0.79    $2.34    $2.45    $2.62

------------------------------

(1) For the period from the date of our initial public offering on August 22, 1995 through September 30, 1995.

                             PRICE RANGE OF SHARES

    HPT's common shares are listed on the NYSE under the symbol "HPT." The following table sets forth the range of high and low closing sales prices per common share on the NYSE on a quarterly basis from August 22, 1995, our initial public offering date, through April 29, 1999.

                          PRICE RANGE OF COMMON SHARES

                                                                      1995
                                                              --------------------
                                                                 HIGH       LOW
                                                              ----------  --------
3rd quarter (from IPO)......................................  $27         $24 1/2
4th quarter.................................................   26  3/4     24 3/8


                                                                      1996
                                                              --------------------
                                                                 HIGH       LOW
                                                              ----------  --------
1st quarter.................................................  $27  7/8    $25 1/2
2nd quarter.................................................   27          24 5/8
3rd quarter.................................................   26  7/8     25
4th quarter.................................................   29  1/2     25

                                                                      1997
                                                              --------------------
                                                                 HIGH       LOW
                                                              ----------  --------
1st quarter.................................................  $33         $28 3/8
2nd quarter.................................................   32  1/8     29 3/8
3rd quarter.................................................   35  15/16   30 7/16
4th quarter.................................................   38  5/16    33 1/16


                                                                      1998
                                                              --------------------
                                                                 HIGH       LOW
                                                              ----------  --------
1st quarter.................................................  $36  3/4    $32 1/16
2nd quarter.................................................   35  5/8     29 7/8
3rd quarter.................................................   34  9/16    24 13/16
4th quarter.................................................   29  5/16    23 15/16

                                                                      1999
                                                              --------------------
                                                                 HIGH       LOW
                                                              ----------  --------
1st quarter.................................................  $27  9/16   $25 1/2
2nd quarter (to April 29)...................................   29  5/8     26 9/16

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999, adjusted assuming completion of this offering, and adjusted pro forma assuming completion of this offering, our issuance on April 12, 1999 of 3,000,000 preferred shares and our purchase of the six Marriott hotels described in "Recent Developments."

                                                                                 AS OF MARCH 31, 1999
                                                                      -------------------------------------------
                                                                                                      ADJUSTED
                                                                         ACTUAL        ADJUSTED       PRO FORMA
                                                                      -------------  -------------  -------------
                                                                           (IN THOUSANDS EXCEPT SHARE DATA)
Debt:
  Credit facility...................................................       $172,000            $--            $--
  Senior notes, net of discount.....................................        414,759        414,759        414,759
                                                                      -------------  -------------  -------------
      Total debt(1).................................................        586,759        414,759        414,759
Shareholders' equity:
  Preferred shares, without par value 100,000,000 authorized, none
    issued and adjusted and 3,000,000 adjusted pro forma............             --             --         72,438
  Common shares, par value $0.01 per share 100,000,000 authorized,
    45,628,443 issued, 52,628,443 adjusted and adjusted pro forma...            456            526            526
  Additional paid-in capital........................................      1,231,688      1,425,119      1,425,119
  Cumulative net income.............................................        226,403        226,403        226,403
  Dividends (paid or declared)......................................       (260,955)      (260,955)      (260,955)
                                                                      -------------  -------------  -------------
      Total shareholders' equity....................................      1,197,592      1,391,093      1,463,531
                                                                      -------------  -------------  -------------
Total capitalization................................................  $   1,784,351  $   1,805,852  $   1,878,290
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

------------------------

(1) Excludes our obligation to refund cash security deposits upon lease expirations and to refund cash guarantee deposits when the operating performance of the related hotels reaches negotiated rent coverage levels.

                                USE OF PROCEEDS

    We estimate that the proceeds of this offering of common shares after the underwriting discount and other estimated expenses will be approximately $193.5 million ($222.6 million if the underwriters' over-allotment is exercised in full). We expect to use the net proceeds of this offering to repay all or a portion of amounts outstanding under our unsecured revolving credit facility, to buy hotels and for general business purposes. Our credit facility bears interest at LIBOR plus a spread and matures on March 19, 2002. At April 29, 1999, the effective interest rate on our credit facility was 6.1% per annum. Until we use the proceeds of this offering, they will be deposited in interest bearing accounts or invested in short term securities, including securities which may not be investment grade rated.

                 HISTORICAL AND ADJUSTED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

    The following table contains information derived from our audited and unaudited financial statements and the unaudited adjusted pro forma consolidated financial statements which are included or incorporated by reference in this Prospectus Supplement. Those statements and their footnotes contain more detailed information which you should read to fully understand this information.

                                                                              ADJUSTED                  ADJUSTED
                                                     HISTORICAL              PRO FORMA     HISTORICAL  PRO FORMA
                                          --------------------------------  ------------   ----------  ----------
                                              YEAR ENDED DECEMBER 31,        YEAR ENDED
                                          --------------------------------  DECEMBER 31,       QUARTER ENDED
                                            1996       1997        1998         1998           MARCH 31, 1999
                                          --------  ----------  ----------  ------------   ----------------------
                                                                            (UNAUDITED)         (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OPERATING DATA:
  Rental income.........................   $69,514     $98,561    $157,223     $216,544       $49,042     $54,207
  Total revenues........................    82,629     114,132     174,961      235,386        53,273      59,041
  Net income(1).........................    51,664      59,153      87,982      113,796        22,896      28,022
  Net income available for common
    shareholders(1).....................    51,664      59,153      87,982      106,671        22,896      26,241

BALANCE SHEET DATA (AT END OF PERIOD):
  Real estate properties, at cost.......  $842,687  $1,266,035  $1,887,735                 $2,113,258  $2,188,582
  Real estate properties, net...........   816,469   1,207,868   1,774,811                  1,983,063   2,058,387
  Total assets..........................   871,603   1,313,256   1,837,638                  2,028,674   2,130,460
  Total borrowings......................   125,000     125,000     414,753                    586,759     414,759
  Total shareholders' equity............   645,208   1,007,893   1,173,857                  1,197,592   1,463,531

OTHER DATA:
  FFO (2)...............................   $74,037     $95,736    $152,762     $190,702       $43,238     $48,388
  CAD (3)...............................    60,791      79,302     130,322      166,120        36,909      41,244
  Cash provided by operating
    activities..........................    61,743      81,225     134,400                     38,400
  Cash used in investing activities.....   448,678     347,291     557,867                    197,923
  Cash provided by financing
    activities..........................   422,873     309,721     366,349                    141,451

PER COMMON SHARE DATA: (4)
  Net income (1)........................     $2.23       $2.15       $2.08        $2.16         $0.50       $0.53
  Net income available for common
    shareholders (1)....................     $2.23       $2.15       $2.08        $2.03         $0.50       $0.50
  FFO (2)...............................     $3.20       $3.48       $3.61        $3.62         $0.95       $0.92
  CAD (3)...............................     $2.62       $2.88       $3.08        $3.16         $0.81       $0.78
  Dividends.............................     $2.34       $2.45       $2.62        $2.62         $0.68       $0.68

--------------------------

(1) Excludes for 1998 an extraordinary loss from the early extinguishment of debt of $6,641 ($0.16 per share historical and $0.13 per share adjusted pro forma).

(2) FFO is net income plus depreciation, amortization, non-recurring items and refurbishment reserve deposits not in net income. Some of our leases provide that we own the refurbishment reserves, while other leases provide that the reserves are owned by the tenant and we have a security and remainder interest in the reserve account. When we own the reserve, generally accepted accounting principles ("GAAP") require that payments into the reserve be reported as additional rent. When we have a security and remainder interest in the reserve account, deposits are not included in revenue. Management considers FFO to be a measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs and FFO is presented to assist investors in analyzing our performance. FFO does not represent cash flows from operating activities (as determined in accordance with GAAP) and should not be considered an alternative to net income as an indicator of our financial performance or to cash flows from operating activities as a measure of liquidity.

(3) CAD is net income plus depreciation, amortization and other non-cash charges, less refurbishment reserve deposits. Although some investors may focus on FFO as a measure of financial performace for a REIT, we believe CAD is a better measure of financial performance than FFO for a hotel REIT because CAD takes account of recurring capital expenditure needs.

(4) Historical per share computations are based on our historical weighted average common shares outstanding. We have no dilutive securities. Adjusted pro forma amounts have been computed based on our weighted average common shares adjusted to reflect this offering and common shares issued in 1998 as outstanding for the entire period presented.

                                  THE COMPANY

    HPT is a REIT that buys, owns and leases hotels. Our principal growth objective is to increase CAD per share from dependable and diverse sources. To achieve this objective, we seek to operate as follows: maintain a strong base of shareholders' equity; invest in high quality properties operated by experienced hotel operating companies which are not affiliated with us; use moderate debt leverage to fund additional investments; design leases which require minimum rents at positive spreads over our cost of investment capital; when market conditions permit, refinance debt with additional equity or long-term debt; and pursue diversification so that we receive our rents from diverse properties and operators.

    Most other public hotel REITs seek to control the operations of hotels in which they invest by leasing their properties to affiliated tenants. These other hotel REITs generally design their affiliated leases to capture substantially all net operating revenues from their hotels as FFO or CAD. Our leases are designed so that net operating revenues from our hotels may exceed our rents by considerable coverage margins.

HOTELS

    Upon completion of the acquisitions described in "Recent Developments," we will have investments totaling $2.1 billion in 204 hotels, with 27,683 rooms, located in 35 states.

                             LOCATION OF HPT HOTELS
           [MAP OF THE UNITED STATED SHOWING LOCATION OF HPT HOTELS]

                                                    INVESTMENT
                             NO. OF      NO. OF         (IN
          STATE              HOTELS       ROOMS     THOUSANDS)
-------------------------  -----------  ---------  -------------
Alabama..................           4         463       $32,714
Arizona..................          13       1,791       113,340
California...............          19       2,584       233,909
Colorado.................           2         252        14,520
Delaware.................           1         152        12,100
Florida..................          13       1,705       135,722
Georgia..................          17       2,151       154,695
Illinois.................           7       1,021        84,877
Indiana..................           2         271        18,523
Iowa.....................           2         206        14,200
Kansas...................           2         188         9,962
Kentucky.................           1          77         4,980
Louisiana................           1         231        27,663
Maryland.................           6         788        65,328
Massachusetts............           9       1,206        81,100
Michigan.................           6         741        49,090
Minnesota................           3         492        28,386
Missouri.................           4       1,005        53,000

                                                    INVESTMENT
                             NO. OF      NO. OF         (IN
          STATE              HOTELS       ROOMS     THOUSANDS)
-------------------------  -----------  ---------  -------------
Nebraska.................           1         131         6,279
Nevada...................           1         120         9,093
New Jersey...............           7         946        96,909
New Mexico...............           3         359        31,933
New York.................           3         403        28,500
North Carolina...........          10       1,270        83,551
Ohio.....................           3         308        24,714
Oklahoma.................           1         122        10,414
Pennsylvania.............           9       1,154        96,033
Rhode Island.............           1         148        10,200
South Carolina...........           2         232        16,005
Tennessee................           6       1,021        83,549
Texas....................          18       2,389       186,236
Utah.....................           3         601        61,709
Virginia.................          20       2,486       194,639
Washington...............           3         522        43,529
Wisconsin................           1         147         8,500
                                  ---   ---------  -------------
Total (35 states)........         204      27,683    $2,125,902
                                  ---   ---------  -------------
                                  ---   ---------  -------------

    The purchase of the remaining six hotels that we have agreed to buy is subject to the satisfaction of a number of conditions, including completion of construction by Marriott. If these conditions are not satisfied, we may not acquire one or more of these hotels.

    The average age of our hotels is five years. We believe that our portfolio of hotels is among the newest of all publicly owned hotel REITs.

LEASES

    Our 204 hotels are grouped into eleven combinations and leased to separate affiliates of publicly owned hotel companies including Marriott, Host Marriott Corporation ("Host"), Crestline Capital Corporation ("Crestline"), Patriot American Hospitality Corp. and Wyndham International, Inc. (collectively "Wyndham"), Homestead, Candlewood Hotel Company ("Candlewood") and ShoLodge, Inc. ("ShoLodge"). The chart below and on the next page summarizes important features of our leases.

                                                              MARRIOTT
                                                            -REGISTERED
                                                             TRADEMARK-
                                                            FULL-SERVICE
                                                            (2 HOTELS),
                                                            COURTYARD BY
                                                              MARRIOTT
                                                            -REGISTERED
                                                             TRADEMARK-
                                                            (3 HOTELS),                                              RESIDENCE
                                                           RESIDENCE INN                                              INN BY
                                                            BY MARRIOTT                                              MARRIOTT
                                                            -REGISTERED                                             -REGISTERED
                                                             TRADEMARK-                                             TRADEMARK-
                                                            (3 HOTELS),                                             (10 HOTELS)
                                                             TOWNEPLACE                             RESIDENCE           AND
                     COURTYARD BY       SUMMERFIELD          SUITES BY                               INN BY        COURTYARD BY
                       MARRIOTT            SUITES             MARRIOTT            WYNDHAM           MARRIOTT         MARRIOTT
                      -REGISTERED       -REGISTERED         -REGISTERED         -REGISTERED        -REGISTERED      -REGISTERED
                      TRADEMARK-         TRADEMARK-          TRADEMARK-          TRADEMARK-        TRADEMARK-       TRADEMARK-
TYPE OF HOTELS        (53 HOTELS)       (15 HOTELS)          (9 HOTELS)         (12 HOTELS)        (18 HOTELS)      (4 HOTELS)
---------------------------------------------------------------------------------------------------------------------------------
NUMBER OF STATES          24                 8                   8                   8                 14                7
---------------------------------------------------------------------------------------------------------------------------------
DOLLARS INVESTED    $505.4 million   $240.0 million      $202.0 million      $182.6 million      $172.2 million   $148.8 million
---------------------------------------------------------------------------------------------------------------------------------
TENANT              subsidiary of    subsidiary of       subsidiary of       subsidiary of       subsidiary of    subsidiary of
                    Host; subleased  Wyndham             Marriott            Wyndham             Host; subleased  Marriott
                    to Crestline                                                                 to Crestline
---------------------------------------------------------------------------------------------------------------------------------
MANAGER             subsidiary of    subsidiary of       subsidiary of       subsidiary of       subsidiary of    subsidiary of
                    Marriott         Wyndham             Marriott            Wyndham             Marriott         Marriott
---------------------------------------------------------------------------------------------------------------------------------
MINIMUM RENT PER    $50.5 million    $25.0 million       $21.3 million       $18.3 million       $17.2 million    $14.9 million
YEAR
---------------------------------------------------------------------------------------------------------------------------------
INITIAL LEASE TERM  2012             2015                2013                2012                2010             2014
EXPIRATION
---------------------------------------------------------------------------------------------------------------------------------
RENEWAL OPTIONS     all or none      all or none         all or none         all or none         all or none      all or none
                    3 for 12 years   4 for 12 years      2 for 10 years      4 for 12 years      1 for 10 years   1 for 12 years
                                                                                                 2 for 15 years   1 for 10 years
---------------------------------------------------------------------------------------------------------------------------------
SECURITY DEPOSIT    $50.5 million    $15.0 million       $21.3 million       $18.3 million       $17.2 million    $14.9 million
---------------------------------------------------------------------------------------------------------------------------------
FF&E RESERVES FOR   $1,483/room      $1,911/suite        n/a (new            $1,713/room         $1,633/suite     $1,345/suite
THE TWELVE MONTHS                                        construction)
ENDED MARCH 31,
1999
---------------------------------------------------------------------------------------------------------------------------------
CROSS DEFAULTS      yes              yes                 yes                 yes                 yes              yes
WITHIN EACH GROUP
---------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT FEES     subordinated     subordinated        subordinated        subordinated        subordinated     subordinated
---------------------------------------------------------------------------------------------------------------------------------
RENT COVERAGE:      1.84x            1.31x               n/a (new            1.56x               1.75x            1.31x
TWELVE MONTHS                                            construction)
ENDED MARCH 31,
1999 (HOTEL
OPERATING RESULTS
AFTER FF&E
RESERVES AND ALL
NON-SUBORDINATED
CHARGES)
---------------------------------------------------------------------------------------------------------------------------------
OTHER SECURITY      --               --                  Marriott has        Wyndham has         --               Marriott has
                                                         provided a limited  provided, for the                    provided a
                                                         guarantee until     Salt Lake City                       limited
                                                         cash flow reaches   hotel, a secured                     guarantee until
                                                         a negotiated rent   limited guarantee                    cash flow
                                                         coverage ratio      until cash flow                      reaches a
                                                                             reaches a                            negotiated rent
                                                                             negotiated rent                      coverage ratio
                                                                             coverage ratio

                                                                          COURTYARD BY
                                                                            MARRIOTT
                                                                           -REGISTERED
                                                                           TRADEMARK-
                                                                          (6 HOTELS)AND
                                         CANDLEWOOD                         RESIDENCE
                         HOMESTEAD         SUITES           SUMNER           INN BY         CANDLEWOOD
                         VILLAGE-        -REGISTERED        SUITES          MARRIOTT          SUITES
                        REGISTERED       TRADEMARK-       -REGISTERED      -REGISTERED      -REGISTERED
                        TRADEMARK-        SUITES(17       TRADEMARK-       TRADEMARK-       TRADEMARK-
TYPE OF HOTELS          (18 HOTELS)        HOTELS)        (14 HOTELS)      (3 HOTELS)       (17 HOTELS)
---------------------------------------------------------------------------------------------------------
NUMBER OF STATES             5               13                8                8               13
---------------------------------------------------------------------------------------------------------
DOLLARS INVESTED      $145.0 million   $142.4 million   $140.0 million   $129.3 million   $118.5 million
---------------------------------------------------------------------------------------------------------
TENANT                subsidiary of    subsidiary of    subsidiary of    subsidiary of    subsidiary of
                      Homestead        Candlewood       ShoLodge         Marriott         Candlewood
---------------------------------------------------------------------------------------------------------
MANAGER               subsidiary of    subsidiary of    subsidiary of    subsidiary of    subsidiary of
                      Homestead        Candlewood       ShoLodge         Marriott         Candlewood
---------------------------------------------------------------------------------------------------------
MINIMUM RENT          $16.0 million    $14.2 million    $14.0 million    $12.9 million    $12.1 million
PER YEAR
---------------------------------------------------------------------------------------------------------
INITIAL LEASE TERM    2015             2011             2008             2012             2011
EXPIRATION
---------------------------------------------------------------------------------------------------------
RENEWAL OPTIONS       all or none      all or none      all or none      all or none      all or none
                      2 for 15 years   3 for 15 years   5 for 10 years   2 for 10 years   3 for 15 years
---------------------------------------------------------------------------------------------------------
SECURITY DEPOSIT      $16.0 million    $14.2 million    $14.0 million    $12.9 million    $12.1 million
---------------------------------------------------------------------------------------------------------
FF&E RESERVES         n/a (new         n/a (new         n/a (new         n/a (new         n/a (new
FOR THE TWELVE        construction)    construction)    construction)    construction)    construction)
MONTHS ENDED
MARCH 31, 1999
---------------------------------------------------------------------------------------------------------
CROSS DEFAULTS        yes              yes              yes              yes              yes
WITHIN EACH GROUP
---------------------------------------------------------------------------------------------------------
MANAGEMENT FEES       subordinated     subordinated     subordinated     subordinated     subordinated
---------------------------------------------------------------------------------------------------------
RENT COVERAGE:        n/a (new         n/a (new         n/a (new         n/a (new         n/a (new
TWELVE MONTHS         construction)    construction)    construction)    construction)    construction)
ENDED MARCH 31,
1999 HOTEL
OPERATING RESULTS
AFTER FF&E
RESERVES AND ALL
NON-SUBORDINATED
CHARGES)
---------------------------------------------------------------------------------------------------------
OTHER SECURITY        Homestead has    Candlewood has   ShoLodge has     Marriott has     Candlewood has
                      provided a full  provided a       provided a       provided a       provided a
                      recourse         secured limited  secured limited  limited          secured limited
                      guarantee until  guarantee until  guarantee until  guarantee until  guarantee until
                      cash flow        cash flow        cash flow        cash flow        cash flow
                      coverage         reaches a        reaches a        reaches a        reaches a
                      reaches a        negotiated rent  negotiated rent  negotiated rent  negotiated rent
                      negotiated rent  coverage ratio   coverage ratio   coverage ratio   coverage ratio
                      coverage ratio

HOTEL BRANDS

             HPT COURTYARD BY MARRIOTT-REGISTERED TRADEMARK- HOTELS

    COURTYARD BY MARRIOTT-REGISTERED TRADEMARK- hotels are designed to attract both business and leisure travelers. A typical Courtyard by Marriott-Registered Trademark- hotel has 145 guest rooms. The guest rooms are larger than those in most other moderately priced hotels and predominately offer king size beds. Most Courtyard by Marriott-Registered Trademark- hotels are situated on well landscaped grounds and are built with a courtyard containing a patio, pool and socializing area that may be glass enclosed depending upon location. Most of these hotels have lounges or lobbies, meeting rooms, an exercise room, a small laundry room available to guests and a restaurant or coffee shop. Generally, the guest rooms are similar in size and furnishings to guest rooms in full service Marriott-Registered Trademark- hotels. In addition, many of the same amenities as would be available in full service Marriott-Registered Trademark- hotels are available in Courtyard by Marriott-Registered Trademark- hotels, except that restaurants may be open only for breakfast buffets or serve limited menus, room service may not be available and meeting and function rooms are limited in size and number. According to Marriott, as of March 1999, 415 Courtyard by Marriott-Registered Trademark-hotels were open and operating nationally. We believe that the Courtyard by Marriott-Registered Trademark- brand is the leading brand in the mid-priced segment of the United States hotel industry.

    We have invested or agreed to invest a total of $654 million in 66 Courtyard by Marriott-Registered Trademark- hotels which have 9,354 rooms. For the twelve months ended March 26, 1999, the average daily rate ("ADR"), occupancy and revenue per available room ("REVPAR") for our 55 Courtyard by Marriott-Registered Trademark- hotels which were open for a full year as of April 1, 1998 were as follows:

ADR.............................................  $   90.39
Occupancy.......................................       80.6%
REVPAR..........................................  $   72.85

           HPT RESIDENCE INN BY MARRIOTT-REGISTERED TRADEMARK- HOTELS

    RESIDENCE INN BY MARRIOTT-REGISTERED TRADEMARK- hotels are designed to attract business, governmental and family travelers who stay more than five consecutive nights. Residence Inn by Marriott-Registered Trademark- hotels generally have between 80 and 130 studio, one bedroom and two bedroom suites. Most Residence Inn by Marriott-Registered Trademark- hotels are designed as residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inn by Marriott-Registered Trademark- hotels do not have restaurants. All offer complimentary continental breakfast and a complimentary evening hospitality hour. In addition, each suite contains a fully equipped kitchen and many have fireplaces. Most Residence Inn by Marriott-Registered Trademark- hotels also have swimming pools, exercise rooms, sports courts and guest laundries. According to Marriott, as of March 1999, 294 Residence Inn by Marriott-Registered Trademark- hotels were open and operating nationally. We believe that the Residence Inn by Marriott-Registered Trademark-brand is the leading brand in the extended stay segment of the United States hotel industry.

    We have invested or agreed to invest a total of $371 million in 34 Residence Inn by Marriott-Registered Trademark- hotels which have 4,315 suites. For the twelve months ended March 26, 1999, the

ADR, occupancy and REVPAR for our 25 Residence Inn by Marriott-Registered Trademark- hotels which were open for a full year as of April 1, 1998 were as follows:

ADR.............................................  $   97.76
Occupancy.......................................       82.8%
REVPAR..........................................  $   80.95

                    HPT WYNDHAM-REGISTERED TRADEMARK- HOTELS

    WYNDHAM-REGISTERED TRADEMARK- HOTELS. Eleven of our
Wyndham-Registered Trademark- hotels are Wyndham Garden-Registered Trademark-hotels. Wyndham Garden-Registered Trademark- hotels are mid-sized, full service hotels located primarily near suburban business centers and airports, and are designed to attract business travelers and small business groups. Each hotel contains 140 to 250 rooms and approximately 1,500 to 5,000 square feet of meeting space. Amenities and services include large desks, room service and access to 24-hour telecopy and mail/package service. The meeting facilities at Wyndham Garden-Registered Trademark- hotels generally can accommodate groups of between 10 and 200 people in a flexible meeting room design with audiovisual equipment. Wyndham Garden-Registered Trademark- hotels also feature lobby lounges, most of which have a fireplace, libraries typically overlooking a landscaped garden and swimming pools. In addition, many Wyndham Garden-Registered Trademark- hotels contain whirlpool and exercise facilities. Each Wyndham Garden-Registered Trademark- hotel contains a cafe restaurant which serves a full breakfast, lunch and dinner menu. We believe that the Wyndham Garden-Registered Trademark- brand is one of the leading brands in the full service segment of the United States hotel industry. The one additional Wyndham-Registered Trademark- hotel we own is a full service hotel located in downtown Salt Lake City adjacent to the Salt Lake City Delta Center. This hotel includes 381 rooms, 14,469 square feet of meeting space and two restaurants and lounges. We believe this hotel is a leading convention hotel in Salt Lake City.

    The 12 Wyndham-Registered Trademark- and Wyndham
Garden-Registered Trademark- hotels owned by us represent a total investment of $183 million and contain 2,321 rooms. All 12 of our Wyndham-Registered Trademark- hotels are leased on a combined basis to a subsidiary of Wyndham. For the twelve months ended March 31, 1999 these hotels had ADR, occupancy and REVPAR as follows:

ADR.............................................  $   96.97
Occupancy.......................................       71.8%
REVPAR..........................................  $   69.62

              HPT SUMMERFIELD SUITES-REGISTERED TRADEMARK- HOTELS

    SUMMERFIELD SUITES-REGISTERED TRADEMARK- hotels are upscale, all suite extended stay hotels which offer guests separate living and sleeping areas, full kitchens, large work areas, complimentary breakfasts and evening social hours. Private voice mail, video players, on site convenience stores and "room service" contracted from area restaurants also are generally available. In addition, Summerfield Suites-Registered Trademark- offers "signature" two bedroom, two bathroom suites designed for equal-status business travelers in training classes or attending meetings and for families on weekends.

    The 15 Summerfield Suites-Registered Trademark- hotels which we own represent a total investment of $240 million and contain 1,822 suites (2,766 rooms). For the twelve months ended March 31, 1999 these hotels had ADR, occupancy and REVPAR as follows:

ADR............................................  $  120.26
Occupancy......................................       80.3%
REVPAR.........................................  $   96.57

                 HPT SUMNER SUITES-REGISTERED TRADEMARK- HOTELS

    SUMNER SUITES-REGISTERED TRADEMARK- hotels are all suite hotels designed to attract value-oriented business travelers. Sumner Suites-Registered Trademark-hotels compete in the all suite segment of the lodging industry against such brands as Embassy Suites-Registered Trademark-, Hampton Inns and Suites-Registered Trademark- and AmeriSuites-Registered Trademark-. Each Sumner Suites-Registered Trademark- guest room offers an efficient space for working which includes two phones with data ports and voice mail, a living area which includes a coffee maker, microwave, mini-refrigerator, sleeper-sofa and 25-inch television, and a separate bedroom area with either one king or two double beds. Each Sumner Suites-Registered Trademark- hotel has an attractive lobby lounge where free continental breakfasts are provided in the mornings and cocktails are generally available in the evening. In addition, all Sumner
Suites-Registered Trademark- hotels have meeting rooms that can accommodate up to 150 people, fitness facilities and pools. Sumner Suites-Registered Trademark-hotels are generally high-rise hotels of six or seven stories and are of masonry construction.

    We have invested $140 million in our 14 Sumner Suites-Registered Trademark-hotels which include 1,641 guest suites. All of our Sumner
Suites-Registered Trademark- hotels are leased on a combined basis to one subsidiary of ShoLodge, a publicly owned company quoted on the Nasdaq National Market. Twelve of these hotels were built and opened between April 1996 and August 1997, one of these hotels opened in late 1995 and one re-flagged hotel underwent extensive renovations in 1998. For the twelve months ended March 21, 1999 the ADR, occupancy and REVPAR for all 14 of our Sumner
Suites-Registered Trademark- hotels were as follows:

ADR.............................................  $   78.16
Occupancy.......................................       59.1%
REVPAR..........................................  $   46.19

               HPT CANDLEWOOD SUITES-REGISTERED TRADEMARK- HOTELS

    CANDLEWOOD SUITES-REGISTERED TRADEMARK- hotels are extended stay hotels which offer studio and one bedroom suites designed for business travelers expecting to stay five or more days. Candlewood Suites-Registered Trademark-hotels compete in the mid-priced extended stay segment of the lodging industry against such other brands as Sierra Suites-Registered Trademark-, TownePlace Suites by Marriott-Registered Trademark- and MainStay
Suites-Registered Trademark-. Each Candlewood Suites-Registered Trademark- suite contains a fully equipped kitchen area, a combination living and work area and a sleeping area. The kitchen includes a full-size microwave, full-size refrigerator, stove, dishwasher and coffee maker. The living area contains a convertible sofa, recliner, 25-inch television, videocassette player and compact disc player. The work area includes a large desk and executive chair, two phone lines, voice mail and a speaker phone. Each Candlewood
Suites-Registered Trademark- suite contains a king size bed. Other amenities offered at each Candlewood Suites-Registered Trademark- hotel include a fitness center, free guest laundry facilities, and a Candlewood
Cupboard-Registered Trademark- area where guests can purchase light meals, snacks and other refreshments. We believe that Candlewood Suites-Registered Trademark- will become one of the leading brands in the mid-priced, extended stay segment of the United States hotel industry.

    We have invested $261 million to acquire 34 Candlewood
Suites-Registered Trademark- hotels which include 3,892 suites. One of these hotels was opened in May 1996, 14 were opened in 1997, 18 were opened during 1998 and one was opened during 1999. We believe that the current performance of our Candlewood Suites-Registered Trademark- hotels is not indicative of their operating potential because of their recent development. However, for the 18 HPT-owned Candlewood Suites-Registered Trademark- hotels which were open prior to April 1, 1998 (including fifteen opened less than one year prior to that period), ADR, occupancy and REVPAR for the twelve months ended March 31, 1999 were as follows:

ADR.............................................  $   56.07
Occupancy.......................................       75.8%
REVPAR..........................................  $   42.50

               HPT HOMESTEAD VILLAGE-REGISTERED TRADEMARK- HOTELS

    HOMESTEAD VILLAGE-REGISTERED TRADEMARK- hotels are extended stay hotels designed for value-oriented business travelers. Each Homestead Village-Registered Trademark- room features a kitchen with a full-size refrigerator, stovetop, microwave, coffee maker plus utensils and dishes. A work area is provided with a well-lighted desktop and a computer data port. Complimentary local phone calls, fax service, copy service and personalized voice-mail are also available to guests. On-site laundry and other personal care services are available. Housekeeping services are provided on a twice-weekly basis. According to Homestead, there were 125 Homestead
Village-Registered Trademark- hotels open as of December 31, 1998. We have purchased 18 Homestead Village-Registered Trademark- hotels with a total of 2,399 rooms for $145 million. Four of these hotels were opened during 1998, 13 were opened during 1997 and one was opened in 1996. HPT believes that the current performance of the Homestead Village-Registered Trademark- hotels is not indicative of their operating potential because of their recent development. However, for the 14 HPT-owned Homestead Village-Registered Trademark- hotels which were open as of April 1, 1998 (including 12 open for less than one year prior to that period) the the twelve months ended March 27, 1999 ADR, occupancy and REVPAR were as follows:

ADR.............................................  $   47.35
Occupancy.......................................       73.6%
REVPAR..........................................  $   34.85

      HPT MARRIOTT HOTELS RESORTS AND SUITES-REGISTERED TRADEMARK- HOTELS

    THE MARRIOTT ST. LOUIS AIRPORT hotel is a 601 room hotel located in Missouri on approximately 12 acres of land at the I-70 exit for Lambert International Airport, across the street from the airport entrance. The hotel has two nine floor towers and three low rise buildings which create a courtyard for the hotel's pool and gardens. The property includes 20 meeting rooms totaling approximately 18,000 square feet of space, three restaurants and a concierge floor. Included in the 601 rooms are 77 Rooms That Work-Registered Trademark-, rooms specifically designed by Marriott for the business traveler. The property has been operated as a Marriott hotel since it opened.

    THE MARRIOTT NASHVILLE AIRPORT hotel is a 399 room, 17 floor hotel located in Tennessee on 17 acres of land in High Ridge Business Park across I-40 from the Nashville Airport and a short drive from downtown Nashville. The property includes 14 meeting rooms totaling approximately 17,000 square feet of space, a restaurant and a concierge floor. Included in the 399 rooms are 85 Rooms That Work-Registered Trademark-. The property has been operated as a Marriott hotel since it opened.

            HPT TOWNEPLACE SUITES BY MARRIOTT-REGISTERED TRADEMARK-

    TOWNEPLACE SUITES BY MARRIOTT-REGISTERED TRADEMARK- are extended-stay hotels offering studio and two-bedroom suites for business and family travelers. TownePlace Suites by Marriott-Registered Trademark- compete in the mid-priced extended-stay segment of the lodging industry. Each suite offers a fully equipped kitchen and separate living and work areas. Other amenities usually include voice mail, data lines, on-site business services, laundry and a fitness center. According to Marriott, there were 23 TownePlace Suites by Marriott-Registered Trademark- open as of February 1999 and an additional 40 under construction. We have purchased or agreed to acquire nine TownePlace Suites by Marriott-Registered Trademark- which include 939 suites for $69 million. One of these hotels was opened in 1997, five were opened in 1998, and three were completed or scheduled to be completed and opened in 1999.

                                   MANAGEMENT

    Our Trustees and executive officers are as follows:

NAME                                          AGE      POSITION
----------------------------------------  -----------  -----------------------------------------------------
Barry M. Portnoy........................          53   Managing Trustee
Gerard M. Martin........................          64   Managing Trustee
John G. Murray..........................          38   President, Chief Operating Officer and Secretary
Thomas M. O'Brien.......................          32   Treasurer and Chief Financial Officer
John L. Harrington......................          62   Independent Trustee
William J. Sheehan......................          54   Independent Trustee
Arthur G. Koumantzelis..................          68   Independent Trustee

    BARRY M. PORTNOY has been a Managing Trustee of HPT since our initial public offering in 1995. Mr. Portnoy also serves as a Managing Trustee of HRPT Properties Trust, a NYSE listed REIT. Mr. Portnoy was a partner in the law firm of Sullivan & Worcester LLP from 1978 through March 1997 and chairman of that firm from 1994 through March 1997.

    GERARD M. MARTIN has been a Managing Trustee since our initial public offering in 1995. Mr. Martin also serves as a Managing Trustee of HRPT Properties Trust.

    JOHN G. MURRAY is President, Chief Operating Officer and Secretary of HPT. Mr. Murray is also an Executive Vice President of REIT Management & Research, Inc. Mr. Murray served in various capacities for HRPT Properties Trust from 1993 through August 1995. Prior to joining HRPT Properties Trust in 1993, Mr. Murray was Director of Finance, Business Analysis and Planning at Fidelity Brokerage Services, Inc. from 1992 to 1993.

    THOMAS M. O'BRIEN is the Treasurer and Chief Financial Officer of HPT. Mr. O'Brien is also a Vice President of REIT Management & Research, Inc. Prior to joining HPT in March 1996, Mr. O'Brien was employed by Arthur Andersen LLP for eight years. Mr. O'Brien is a certified public accountant.

    JOHN L. HARRINGTON is the Chief Executive Officer of the Boston Red Sox Baseball Club, Executive Director and Trustee of the Yawkey Foundation and a Trustee of the JRY Trust. Mr. Harrington is also a director of a bank subsidiary of Fleet Financial Group, Inc. Mr. Harrington was a Trustee of HRPT Properties Trust from 1991 through August 1995 and has been a Trustee of HPT since its initial public offering in 1995.

    WILLIAM J. SHEEHAN has been the Chief Financial Officer of Ian Schrager Hotels LLC (formerly Ian Schrager Hotels, Inc.) since May 1995. From 1993 through May 1995, Mr. Sheehan was a self employed consultant on financial and operating matters to companies in the hotel industry. From 1982 until 1993, he was employed by Omni Hotels as Vice Chairman (1992 to 1993) and as President and Chief Executive Officer (1988 to 1992). Mr. Sheehan is a certified hotel administrator, a Fellow of the Educational Institute of the American Hotel and Motel Association and has been a speaker at various hotel industry conferences. Mr. Sheehan has been a Trustee of HPT since its initial public offering in 1995.

    ARTHUR G. KOUMANTZELIS has been President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company since June 1998. From 1990 to 1998, Mr. Koumantzelis was Senior Vice President and Chief Financial Officer of Cumberland

Farms, Inc., a private company engaged in the convenience store business and in the distribution and retail sale of gasoline. Mr. Koumantzelis was a trustee of HRPT Properties Trust from 1992 through August 1995. Mr. Koumantzelis has been a Trustee of HPT since its initial public offering in 1995.

    HPT's Declaration of Trust provides that a majority of the Board of Trustees will be composed of Independent Trustees who are neither affiliated with HPT's investment advisor nor serve as officers of HPT. Messrs. Harrington, Sheehan and Koumantzelis are HPT's Independent Trustees. The Board of Trustees makes all major investment and policy decisions affecting HPT.

    REIT Management & Research, Inc. ("RMR") provides management services and investment advice to HPT pursuant to an investment advisory agreement (the "Advisory Agreement"). RMR also acts as an investment advisor to HRPT Properties Trust and has other business interests. Messrs. Portnoy and Martin own RMR. Messrs. Portnoy and Martin and Mr. David J. Hegarty are the directors of RMR. The officers of RMR are Mr. Hegarty, President and Secretary, Mr. Murray, Executive Vice President, John A. Mannix, Vice President, Mr. O'Brien, Vice President, Ajay Saini, Vice President, David M. Lepore, Vice President, and John Popeo, Treasurer.

    Under the terms of the Advisory Agreement, HPT pays RMR an annual advisory fee calculated on the basis of total assets under management (0.7% of the first $250 million plus 0.5% of additional assets) and an incentive fee for each year equal to 15% of the annual increase in CAD per common share multiplied by the weighted average number of common shares outstanding in each year, but in no event more than $0.02 per common share multiplied by the weighted average number of common shares outstanding in each year. The incentive fees earned are paid in common shares.

    We do not have any employees or administrative officers separate from RMR. Employees of RMR provide services which might otherwise be provided by employees. Similarly, RMR provides our office space. Although we do not have significant general and administrative operating expenses in addition to fees payable under the Advisory Agreement, we are required to pay various other expenses relating to our activities, including the costs and expenses of acquiring, owning and disposing of our real estate interests (including taxes, appraisals, third party diligence, brokerage, audit and legal fees), our cost of borrowing money and our cost of securities listing, transfer, registration and compliance with public reporting requirements. Also, we pay the fees and expenses of our Independent Trustees.

                  FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

    The following summary of federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), considerations relating to the acquisition, ownership and disposition of our common shares supplements and updates the more detailed description of these matters in our Annual Report on Form 10-K for the year ended December 31, 1998, which we incorporate in this Prospectus Supplement by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our 1998 Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our 1998 Annual Report, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Tax Code") for our 1995 through 1998 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code, and
(2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our common shares are publicly offered securities and our assets will not be deemed to be "plan assets" under ERISA.

    Subject to the detailed discussion contained in our 1998 Annual Report, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Tax Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to you generally will be includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally will be treated for tax purposes as a return of capital to the extent of your basis in our common shares, and will reduce your basis. Subject to the detailed discussion contained in our 1998 Annual Report, we intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other plan subject to Section 4975 of the Tax Code which acquires our common shares.

    We advise you to consult your own advisors regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of the common shares offered in this offering.

                                  UNDERWRITING

    GENERAL. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from us, the respective number of common shares set forth after its name below. The obligations of the Underwriters are subject to certain conditions as set forth in the underwriting agreement. The Underwriters must purchase all of the shares if they purchase any.

                                                                                           NUMBER OF
           UNDERWRITER                                                                       SHARES
                                                                                           ----------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..................................................................
Donaldson, Lufkin & Jenrette Securities Corporation......................................
A.G. Edwards & Sons, Inc.................................................................
First Union Capital Markets Corp.........................................................
Legg Mason Wood Walker, Incorporated.....................................................
Prudential Securities Incorporated.......................................................
Salomon Smith Barney Inc.................................................................
                                                                                           ----------
           Total.........................................................................   7,000,000
                                                                                           ----------
                                                                                           ----------

    COMMISSIONS AND DISCOUNTS. The Underwriters have advised us that they propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $ per common share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share to certain other dealers. After the public offering, the public offering price and concession may be changed.

    OVER-ALLOTMENT OPTION. We have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an aggregate of 1,050,000 additional common shares at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional common shares which the number of common shares to be purchased by it shown in the foregoing table bears to the 7,000,000 common shares offered by this Prospectus Supplement.

    PROCEEDS AND EXPENSES. The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to HPT. The amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 1,050,000 additional common shares.

                                                               PER SHARE   WITHOUT OPTION    WITH OPTION
                                                              -----------  ---------------  -------------
Public Offering Price.......................................       $              $               $
Underwriting Discount.......................................       $              $               $
Proceeds, before expenses, to HPT...........................       $              $               $

    We estimate that we will spend approximately $500,000 for printing, legal, accounting, transfer agent, NYSE listing and other expenses related to this offering.

    PRICE STABILIZATION AND SHORT POSITIONS. Until the distribution of the common shares is completed, rules of the SEC may limit the ability of the Underwriters to bid for and purchase common shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the common shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

    If the Underwriters create a short position in the common shares in connection with this offering, i.e., they sell more common shares than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing common shares in the open market. The Underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases.

    Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the Underwriters make any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    OTHER. We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    We have agreed that for a period of 30 days from the date of this Prospectus Supplement we will not, without the prior and written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell or otherwise dispose of any common shares or any other security convertible into or exercisable for common shares (except for the common shares offered in this offering and common shares issued pursuant to our Incentive Share Award Plan).

    In the ordinary course of their businesses, the Underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us.

                                 LEGAL MATTERS

    Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, have issued an opinion about the legality of the shares being offered hereby. Brown & Wood LLP, New York, New York, the Underwriters' lawyers, will also issue an opinion for the Underwriters. Sullivan & Worcester LLP and Brown & Wood LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our Managing Trustees. Mr. Portnoy is also a Managing Trustee of HRPT Properties Trust and a director and 50% owner of RMR, our investment advisor. Sullivan & Worcester LLP represents HRPT Properties Trust, RMR and certain of their affiliates on various matters.

                                    EXPERTS

    In addition to the matters referred to in the accompanying Prospectus under the caption "Experts," the (i) consolidated financial statements and related schedule of HPT for the years ended December 31, 1998, 1997 and 1996, appearing in HPT's Annual Report on Form 10-K for the year ended December 31, 1998, and
(ii) financial statements of HMH HPT Courtyard LLC for the fiscal years ended December 31, 1998, January 2, 1998 and January 3, 1997, appearing in HPT's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and elsewhere in the related registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. These reports are incorporated herein and in the registration statement by reference in reliance upon the authority of said firm as experts in giving said reports.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this Prospectus Supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act"):

    - Annual Report on Form 10-K for the year ended December 31, 1998; and

    - Current Reports on Form 8-K dated February 11, 1999, March 23, 1999, April 7, 1999 and April 30, 1999.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus Supplement but before we conclude this offering:

    - Reports filed under Sections 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any of the SEC filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                          Hospitality Properties Trust
                               400 Centre Street
                          Newton, Massachusetts 02458
                                 (617) 964-8389

                      WHERE YOU CAN FIND MORE INFORMATION

    You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS. WE HAVE BASED THESE STATEMENTS ON OUR CURRENT EXPECTATIONS ABOUT FUTURE EVENTS AND ON ASSUMPTIONS WE HAVE MADE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE WE NOW ANTICIPATE. PROSPECTIVE PURCHASERS SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.
                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.
                            ------------------------

    THE DECLARATION OF TRUST OF HPT, AMENDED AND RESTATED ON AUGUST 21, 1995, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HPT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HPT. ALL PERSONS DEALING WITH HPT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HPT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                     INDEX TO UNAUDITED ADJUSTED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Adjusted Pro Forma Consolidated Financial Statements........        F-2

Unaudited Adjusted Pro Forma Consolidated Balance Sheet as of March 31, 1999..........        F-3

Unaudited Adjusted Pro Forma Consolidated Statement of Income for the year ended
  December 31, 1998...................................................................        F-4

Unaudited Adjusted Pro Forma Consolidated Statement of Income for the quarter ended
  March 31, 1999......................................................................        F-5

Notes to Unaudited Adjusted Pro Forma Consolidated Financial Statements...............        F-6

                          HOSPITALITY PROPERTIES TRUST

                  INTRODUCTION TO UNAUDITED ADJUSTED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated balance sheet at March 31, 1999 is intended to present the consolidated financial position of HPT as if the transactions described in the notes hereto (the "Transactions") were consummated at March 31, 1999. The following unaudited pro forma consolidated statements of income for the year ended December 31, 1998 and three months ended March 31, 1999 are intended to present the consolidated results of operations of HPT as if the Transactions were consummated as of January 1, 1998. These unaudited pro forma consolidated financial statements should be read in conjunction with, and are qualified in their entirety by reference to, the separate consolidated financial statements of HPT, incorporated herein by reference to our Current Report on Form 8-K dated April 30, 1999 and our Annual Report on Form 10-K for the year ended December 31, 1998.

    In addition to pro forma adjustments relating to operating hotel properties acquired during 1998 and 1999, these unaudited adjusted pro forma consolidated financial statements include adjustments for the results of certain hotel properties which were under development during 1998 and 1999. See Notes B and I. HPT believes that presentation of combined pro forma and adjusted financial data is meaningful and relevant to an understanding of the effects of the Transactions on HPT. No assurance can be given that these adjusted pro forma consolidated financial statements reflect the consolidated financial results which would have been realized if the acquisition and development of the relevant hotel properties was completed as of December 31, 1998 or January 1, 1998.

    These unaudited adjusted pro forma consolidated financial statements are not necessarily indicative of what the actual consolidated financial position or results of operations of HPT would have been as of the date or for the period indicated, nor do they purport to represent the expected consolidated financial position or results of operations of HPT for any future period. Differences may result from, among other considerations, future changes in HPT's portfolio of investments, changes in interest rates, changes in the capital structure of HPT, delays in the acquisition of certain properties or any determination not to complete the acquisition of any hotel properties and changes in operating expenses.

                          HOSPITALITY PROPERTIES TRUST

            UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                                          PRO FORMA
                                                                                                   ------------------------
                                                                                                                  ADJUSTED
                                                                                  HISTORICAL (A)   ADJUSTMENTS   PRO FORMA
                                                                                  --------------   -----------   ----------
                                     ASSETS
Real estate properties..........................................................    $2,113,258        $75,324(B) $2,188,582
Accumulated depreciation........................................................      (130,195)            --      (130,195)
                                                                                  --------------   -----------   ----------
                                                                                     1,983,063         75,324     2,058,387
Cash and cash equivalents.......................................................         6,536         26,462(C)     32,998
Restricted cash (FF&E Reserve)..................................................        24,407             --        24,407
Other assets, net...............................................................        14,668             --        14,668
                                                                                  --------------   -----------   ----------
                                                                                    $2,028,674       $101,786    $2,130,460
                                                                                  --------------   -----------   ----------
                                                                                  --------------   -----------   ----------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Senior notes, net of discount...................................................      $414,759            $--      $414,759
Revolving debt..................................................................       172,000       (172,000)(D)         --
Security and other deposits.....................................................       231,114          7,847(E)    238,961
Other liabilities...............................................................        13,209             --        13,209

Shareholders' equity:
  9 1/2% Series A Cumulative Redeemable Preferred Shares........................            --         72,438(F)     72,438
  Common shares of beneficial interest..........................................           456             70(G)        526
  Additional paid-in capital....................................................     1,231,688        193,431(G)  1,425,119
  Cumulative net income.........................................................       226,403             --       226,403
  Dividends.....................................................................      (260,955)            --      (260,955)
                                                                                  --------------   -----------   ----------
    Total shareholders' equity..................................................     1,197,592        265,939     1,463,531
                                                                                  --------------   -----------   ----------
                                                                                    $2,028,674       $101,786    $2,130,460
                                                                                  --------------   -----------   ----------
                                                                                  --------------   -----------   ----------

 See accompanying notes to unaudited adjusted pro forma consolidated financial statements.

                          HOSPITALITY PROPERTIES TRUST

         UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                                                                   -----------------------
                                                                                                                 ADJUSTED
                                                                                  HISTORICAL (H)   ADJUSTMENTS   PRO FORMA
                                                                                  --------------   -----------   ---------
Revenues:
  Rental income.................................................................     $157,223        $59,321(I)  $216,544
  FF&E reserve income...........................................................       16,108          1,104(J)    17,212
  Interest income...............................................................        1,630             --        1,630
                                                                                  --------------   -----------   ---------
      Total revenues............................................................      174,961         60,425      235,386
                                                                                  --------------   -----------   ---------
Expenses:
  Depreciation and amortization.................................................       54,757         18,579(K)    73,336
  Interest......................................................................       21,751         13,220(L)    34,971
  General and administrative....................................................       10,471          2,812(M)    13,283
                                                                                  --------------   -----------   ---------
      Total expenses............................................................       86,979         34,611      121,590
                                                                                  --------------   -----------   ---------
Net income......................................................................       87,982         25,814      113,796
Preferred dividends declared....................................................           --          7,125(N)     7,125
Net income available for common shares..........................................      $87,982        $18,689     $106,671
                                                                                  --------------   -----------   ---------
                                                                                  --------------   -----------   ---------
Weighted average shares outstanding.............................................       42,317         10,291(O)    52,608
                                                                                  --------------   -----------   ---------
                                                                                  --------------   -----------   ---------
Net income available for common shares per share................................        $2.08                       $2.03
                                                                                  --------------                 ---------
                                                                                  --------------                 ---------

 See accompanying notes to unaudited adjusted pro forma consolidated financial statements.

                          HOSPITALITY PROPERTIES TRUST

         UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE QUARTER ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                                                                   -----------------------
                                                                                                                 ADJUSTED
                                                                                  HISTORICAL (H)   ADJUSTMENTS   PRO FORMA
                                                                                  --------------   -----------   ---------
Revenues:
  Rental income.................................................................     $49,042         $5,165(I)    $54,207
  FF&E reserve income...........................................................       4,114            603(J)      4,717
  Interest income...............................................................         117             --           117
                                                                                  --------------   -----------   ---------
      Total revenues............................................................      53,273          5,768        59,041
                                                                                  --------------   -----------   ---------
Expenses:
  Depreciation and amortization.................................................      17,271          1,593(K)     18,864
  Interest......................................................................       9,935         (1,192)(L)     8,743
  General and administrative....................................................       3,171            241(M)      3,412
                                                                                  --------------   -----------   ---------
      Total expenses............................................................      30,377            642        31,019
                                                                                  --------------   -----------   ---------
Net income......................................................................      22,896          5,126        28,022
Preferred dividends declared....................................................          --          1,781(N)      1,781
                                                                                  --------------   -----------   ---------
Net income available for common shares..........................................     $22,896         $3,345       $26,241
                                                                                  --------------   -----------   ---------
                                                                                  --------------   -----------   ---------
Weighted average shares outstanding.............................................      45,614          7,000(O)     52,614
                                                                                  --------------   -----------   ---------
                                                                                  --------------   -----------   ---------
Net income available for common shares per share................................       $0.50                        $0.50
                                                                                  --------------                 ---------
                                                                                  --------------                 ---------

 See accompanying notes to unaudited adjusted pro forma consolidated financial statements.

                          HOSPITALITY PROPERTIES TRUST
                     NOTES TO UNAUDITED ADJUSTED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                     CONSOLIDATED BALANCE SHEET ADJUSTMENTS

A. Represents the historical unaudited consolidated balance sheet of HPT at March 31, 1999.

B. Represents the purchase of 7 hotels not acquired as of March 31, 1999 as follows:

Cash purchase prices:
  Three Courtyard by Marriott-Registered Trademark- hotels....................    $29,716
  Two TownePlace Suites by Marriott-Registered Trademark- hotels..............     16,429
  Two Residence Inn by Marriott-Registered Trademark- hotels..................     20,957
  Purchase price withheld as security deposit.................................      7,847
  Closing costs...............................................................        375
                                                                                ---------
  Total.......................................................................    $75,324
                                                                                ---------
                                                                                ---------

    Included in the above are certain hotel properties HPT has purchased or expects to purchase from sellers upon completion of construction, one of which was purchased by HPT after March 31, 1999 for a purchase price of $10,205.

C.  Represents pro forma impact on cash as follows:

Cash transactions:
  Net proceeds from this offering............................................   $193,501
  Net proceeds from issuance of the 9 1/2% Series A Cumulative Preferred
    Shares in April 1999.....................................................     72,438
  Repayments of outstanding borrowings under HPT's credit facility...........   (172,000)
  Cash used for acquisitions, including closing costs........................    (67,477)
                                                                               ---------
  Net impact on cash.........................................................    $26,462
                                                                               ---------
                                                                               ---------

D. Represents amounts repaid under the credit facility after completion of this offering, the issuance of the 9 1/2% Series A Cumulative Preferred shares and the Transactions described Note in B above.

E. Represents security deposits held or to be held by HPT as a result of purchasing and leasing the following hotels:

Three Courtyard by Marriott-Registered Trademark- hotels.......................     $3,475
Two TownePlace Suites by Marriott-Registered Trademark- hotels.................      1,921
Two Residence Inn by Marriott-Registered Trademark- hotels.....................      2,451
                                                                                 ---------
Total..........................................................................     $7,847
                                                                                 ---------
                                                                                 ---------

F. Represents the proceeds from the issuance of the 9 1/2% Series A Cumulative Preferred Shares in April 1999, net of transaction costs of $2,562.

G.  Represents the following:

Gross proceeds from this offering (7,000,000 shares at $29 1/4 per share)....   $204,750
Estimated expenses of this offering..........................................    (11,249)
                                                                               ---------
  Net proceeds of this offering..............................................    193,501
Par value ($.01) of 7,000,000 shares.........................................        (70)
                                                                               ---------
  Additional paid-in capital.................................................   $193,431
                                                                               ---------
                                                                               ---------

                   CONSOLIDATED INCOME STATEMENT ADJUSTMENTS

H. Represents the historical consolidated statement of income for the period presented excluding an extraordinary loss related to the early extinguishment of debt in 1998 of $6,641.

I. Represents the adjusted pro forma effect of leases entered since January 1, 1998 and to be entered. This pro forma effect is derived as follows:

                                                                     THREE
                                                    YEAR ENDED      MONTHS
                                                     DECEMBER     ENDED MARCH
                                                        31,           31,
                                                       1998          1999
                                                    -----------   -----------
Pro forma Minimum Rent............................    $213,108       $53,268
Pro forma Percentage Rent.........................       3,436           939
Amounts included in historical Minimum Rent.......    (153,787)      (48,103)
Amounts included in historical Percentage Rent....      (3,436)         (939)
                                                    -----------   -----------
                                                       $59,321        $5,165
                                                    -----------   -----------
                                                    -----------   -----------

    Certain of the hotels purchased by HPT were under development during the three months ended March 31, 1999 and others are currently under development by the sellers of these properties. HPT is not contractually obligated to acquire these hotels until they are completed. The adjusted pro forma consolidated income statement assumes these hotels were completed and acquired on January 1, 1998. Percentage rent, which is based upon a percentage of gross revenue increases, cannot be calculated for unopened hotels under development, and no such amounts are included.

J. FF&E Reserve escrow accounts for all of HPT's Marriott-Registered Trademark-brand hotels are owned by HPT and periodic payments into these escrow accounts are recorded as additional rent under generally accepted accounting principles ("GAAP"). A pro forma adjustment to record additional rent relating to FF&E escrow contributions of $1,104 has been made for the year ended December 31, 1998 for four hotels acquired in December 1998 which were open and operating throughout 1998. A pro forma adjustment to record additional rent relating to FF&E escrow contributions of $603 has been made for the three months ended March 31, 1999 for ten hotels owned or acquired and operating through March 31, 1999. No pro forma adjustment for the FF&E Reserve income related to newly constructed hotels purchased or to be purchased by HPT from Marriott has been made, as this amount cannot be calculated. The FF&E Reserves for HPT's Wyndham-Registered Trademark-, Sumner Suites-Registered Trademark-, Candlewood
    Suites-Registered Trademark-, Summerfield Suites-Registered Trademark- and Homestead Village-Registered Trademark- hotels remain the property of the respective tenants during the lease term. HPT has a security interest in these escrow accounts and at the end of the term, any remaining funds in these FF&E Reserves must be paid to HPT. Under GAAP, the FF&E Reserve for the leases relating to these hotels is not recorded as income by HPT.

K. Represents the impact of the Transactions on depreciation expense for the entire period presented.

L.  Represents the following adjustments to interest expense:

    - Eliminate 1998 interest expense recognized on the $125 million mortgage notes repaid in February 1998 including amortization of deferred financing costs.

    - Eliminate interest on credit facility borrowings for the period presented repaid with the proceeds from this offering, the senior notes, the 6.7 million common shares issued during 1998, and the preferred shares issued in April 1999.

    - Add interest, including amortization of deferred financing costs, on the $415 million of senior notes issued during 1998 for the entire year ended December 31, 1998.

    - Add amortization of deferred financing costs related to the Company's $300 million credit facility for the entire year ended December 31, 1998.

M. Represents the pro forma impact of the Transactions on general and administrative expenses of HPT for the periods presented.

N. Represents preferred dividends on the 9 1/2% Series A Cumulative Preferred Shares for the periods presented.

O. Represents the weighted average impact of this offering and 6.7 million common shares issued during 1998.

                              [Inside Back Cover]

                          HOSPITALITY PROPERTIES TRUST

[Picture of Hotel]                                        [Picture of Hotel]
Homestead Village-                                        Candlewood Suites-
Registered Trademark-                                     Registered Trademark-
Atlanta, Georgia                                          Birmingham, Alabama

                             [Picture of Hotel]
                             Residence Inn by Marriott-
                             Registered Trademark-
                             Westborough, Massachusetts

[Picture of Hotel]                                        [Picture of Hotel]
Sumner Suites-Registered                                  Summerfield Suites-
Trademark-                                                Registered Trademark-
Dallas, Texas                                             Lake Buena Vista, Florida

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,000,000 SHARES
                          HOSPITALITY PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                          ----------------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                           A.G. EDWARDS & SONS, INC.
                       FIRST UNION CAPITAL MARKETS CORP.
                             LEGG MASON WOOD WALKER
                                     INCORPORATED
                             PRUDENTIAL SECURITIES
                              SALOMON SMITH BARNEY

                                  MAY   , 1999

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